Exhibit 99.2

Transcript of

Outbrain Inc.

Outbrain Third Quarter 2021 Financial Results

November 11, 2021

Participants

Jason Kiviat - Sr. Director, FP&A and Investor Relations, Outbrain Inc.

Yaron Galai - Co-Founder, Co-Chief Executive Officer, Outbrain Inc.

David Kostman - Co-Chief Executive Officer, Outbrain Inc.

Elise Garofalo - Chief Financial Officer, Outbrain Inc.

Analysts

Shweta Khajuria - Evercore ISI

Ross Sandler - Barclays

Andrew Boone - JMP Securities

Laura Martin - Needham

Brent Thill - Jefferies

Nick Jones - Citi

Presentation

Operator

Good morning, and welcome to Outbrain Third Quarter 2021 Earnings Conference Call. Today's call is being recorded, and we have allocated an hour for prepared remarks and Q&A.

At this time, I'd like to turn the conference over to Jason Kiviat. Please go ahead.

Jason Kiviat - Sr. Director, FP&A and Investor Relations, Outbrain Inc.

Good morning, and thank you for joining us on today's conference call to discuss Outbrain's third quarter 2021 results. Joining me on the call today we have Outbrain's Co-Founder and Co-CEO, Yaron Galai; Co-CEO, David Kostman; and CFO, Elise Garofalo.

During this conference call, management will make forward-looking statements based on current expectations and assumptions, these statements are subject to risks and uncertainties and they cause actual results to differ materially from our forward-looking statements. These risk factors are discussed in detail in our Form 10-Q for the quarter ended June 30, 2021 filed with the Securities and Exchange Commission as updated in our subsequent reports filed with the commission.

Forward-looking statements speak only as of the calls original days, and we do not undertake any duty to update any such statement. Today's presentation also includes references to non-GAAP financial measures. If you refer to the information contained in the company's third quarter earnings release for definitional information and reconciliations of non-GAAP measures for the comparable GAAP financial measures. Our earnings release can be found on our IR website, investors.outbrain.com under news and events.

With that, let me turn the call over to Yaron.

Yaron Galai - Co-Founder, Co-Chief Executive Officer, Outbrain Inc.

Thanks, Jason. We're very excited with our Q3 results, which exceeded the high end of our guidance on the key metrics. We achieved this while staying very focused on our core business. David and Elise will cover our results in more detail shortly.

Over the past quarter, we had the opportunity to meet with the large number of investors. Based on the feedback and questions we got in those meetings, I want to talk today about three themes that came up from several investors. First, Outbrain's place in the broader AdTech Ecosystem; second, quality of recommendations; and third, the impact of privacy changes like those in iOS14.

Kicking off with the first topic, where does Outbrain sit in the AdTech Ecosystem? We view ourselves as an operating system of sorts for publishers and other media owners that currently monetize through ads. How is an operating system different from most of AdTech? Here are a few ways to think about it.

First, AdTech occupies leading placements on the page. In contrast, Outbrain typically powers the entirety of the media owner's team on all of their pages, videos, and apps. Second, AdTech typically bids for each ad placement and only serves the ad if they win that particular bid. In contrast, the Outbrain has typically chosen as the exclusive fee partner for two to three years at a time. Our top 20 partners have been using us for seven years on average, giving us strong predictability and visibility.

Third, AdTech's sole value to the media owner is in the payment they make for each ad they serve. In contrast, Outbrain delivers significant value to the media owner on top of the ad monetization. For example, about half of the links we serve on publishers are what's called organic links, pointing to other stories and other videos within the same publisher. Those do not currently generate any direct revenue for us, but they do generate significant value for our partners, which is a big reason of why Outbrain is so sticky with them.

An even better example is the products called audience campaigns. This product, which is part of our operating system for media owners, allows them to use their feed real estate for driving their company's diverse business goals. For example, they can use audience campaign to drive more user subscriptions or to hit their commitments to brands for sponsored content viewership.

To summarize, while we generate our revenues like Facebook and Google via ad monetization the characteristics of our business are very different for most of AdTech. We powered the entirety of the media owner's feed, we do it for multiple years not leaving impressions, and we deliver to our partners significantly more value than just the ad themselves. Our focus has always been on how we can deliver at the most added value to media owners with products like audience campaigns that's an area we plan to focus on even more in this future.

The second topic, I want to talk about is quality. A few months ago, we announced our most significant algorithmic effort in recent years with the new algorithm called QualityRating. As the name applies, this algorithm change is focused on quality of the ads and recommendations. There are two main reasons we're investing in this new algorithm.

First, we believe that our three constituencies, media owners, advertisers and users will all benefit from the improved quality of the recommendations in the feed. Specifically, brand advertisers have been indicating that they would increase their spend on Outbrain powered feeds as the quality of recommendation improves.

Second, we view this as a potential driver of yield growth by expanding the reach of users who engage with Outbrain recommendations. Historically, our algorithms have been very tuned from maximizing user engagement and they did so by giving the most consideration to actual engagements or clicks, while hardly giving any algorithmic attention to those silent audiences who don't tend to -- on recommendations, but those silent audiences are roughly 95% of those exposed to Outbrain recommendation. And it's a huge yield opportunity for us to be able to better address even a small percent of those.

We're currently working with two major U.S. publishers on the launch of the first days of QualityRating. This is the ground work for soliciting quality signals from about a third of their desktop users. When we announced QualityRating, we said that we will gradually roll this out well into next year in order to allow media owners and advertisers to adjust to the changes and ensure their expected ROI from Outbrain is not negatively impacted during the transition, like they sometimes experience when Google or Facebook made algorithmic changes. We will obviously keep updating on this area in future calls.

Another topic relating to quality is the placement of the feed. There's this common myth what you hear often about, ads above the fold being of naturally high quality and therefore more desirable, while ads at the bottom of page are viewed as less desirable. The reason we chose to focus in our early days so intensely on the end of the article placement is that it's actually in our view among the best real estate from a user engagement point of view.

At the top of the page, we have found that most users ignore all the ads. Outbrain is primarily a CPC or Cost-Per-Click based company, and just like Google Search on most of our ads we only earn money when the user finds it interesting enough to click and engage with the ad. Cost-Per-Click is the model that typically delivers the best return on ad spent for advertisers. When said, expanding into new placements on the page is an exciting incremental growth opportunity that we are pursuing as it is valuable to deepen our relationships with publishers and have a diverse inventory for different advertiser needs. David will talk more about this.

In the long run, we believe it's more likely for high engagement partners like Outbrain to expand to other placements like mid-article, than it is for low or no engagement companies to expand into content recommendations.

The third and final topic, I'll cover is that could be deaffrication and [indiscernible] in the iOS ecosystem. Now, we've all seen the massive hit the companies like SNAP and Facebook have taken in their mobile ad revenues due to the changes made by Apple. What's important to understand is that those companies that were hardest hit for those whose monetization have been primarily within the native iOS ad environment.

We believe that Outbrain is very well positioned for these changes, while two-thirds of our business is mobile, only about 4% of our revenue is generated within iOS native app environments. In addition, we've always relied on our contextual targeting capabilities in the first-party data that we have from powering the feeds on so many premium publishers.

Both contextual and first-party data are proving to be very effective. Companies like Facebook rely heavily on PII, Personally Identifiable Information to profile users and then retarget those users with ads across different apps. Outbrain has no PII and has never had any. And therefore, our contextual and other technologies that do not rely on things like IBFA have been able to nicely compensate on yields for whatever impact it may have had.

As our industry is a very dynamic one to constantly pose new opportunities for us, I will keep updating you on topics such as privacy, quality in other areas where we see exciting opportunities.

And with that, I'd like to hand things over to David who will cover our Q3 results.

David Kostman - Co-Chief Executive Officer, Outbrain Inc.

Thank you, Yaron. As you can see, we experience very strong growth in Q3. Exceeding the high end of our guidance range on both Ex-TAC gross profit and adjusted EBITDA. Revenue grew 34% year-over-year to $251 million. Ex-TAC gross profit increased 40% year-over-year to $68million, and we continued to demonstrate strong operating leverage delivering adjusted EBITDA of $20 million. Our superior growth rate over the last 12 months and in Q3, which is entirely organic is a clear testament of our market leadership.

I'll provide some color on our Q3 results by touching on several of the key technology and business drivers. Let's start with the media owner side. As a reminder, we grow by renewing and expanding our business with existing partners and by adding new partners. We had a great quarter on these two fronts.

Our net revenue retention of 128% in the quarter continue the trend we have experienced over the last 12 months and demonstrate the superior monetization we deliver to our existing partner. In Q3, our top five media owner partners, which includes one non-inclusive partner, experienced actually meaningfully higher growth than our company, which delivered 34% total growth.

The focus on our core business is paying off in our wins of new media partners and renewals of key partners. We added over a 100 new digital properties in Q3. Some examples of premium media groups win from competition on Grupo Abril in Brazil, Pijper Media in The Netherlands, [indiscernible] in Austria, and the Spun in the U.S.

We also had a very strong renewal cycle of existing publishers, including renewal of multi-year agreements with key partners such as Altice in Europe and Wise Media in the U.S. One of the key factors for both retention and new business wins is the continued growth in yield. A key driver for that is our smart logic technology. As a reminder, this is our dynamic optimization technology that takes our feed to the next level. Historically, recommendation feeds had a significant component of manual business decisions such as the decision when and where to serve video, what percent of ad and organic content to serve to each user, et cetera.

Outbrain's smart logic is a breakthrough, which evolve those manual business decisions into AI driven dynamic decisions. For example, in a pre-smart logic feed and manual business decision to serve 30% videos would mean that 100% of the users will see 30% of videos. With smart logic technology, we dynamically optimize for showing more videos to those users who like video most, while minimizing it for those who are unlikely to engage with it. Smart logic has many more dynamic optimization elements and we believe we'll continue to support our leadership in the market.

We have also been gaining greater shows inventory with our partners with growth in mid-artic replacement. We are leveraging our media partner strategic relationships to secure incremental inventory, either to exclusive arrangement or to programmatic bidding. Some of our partners which like touch placement include Group 9 in Australia, Funke in Germany, IDG, and many other. These placements are more desirable for video brand awareness and other types of advertising. We've seen a bad company revenue growth rates on mid-artic replacement, so this still represents only few percent of our revenue mix.

Lastly, on the media owner side, we're also seeing the [indiscernible] effort around small and medium publishers increasing focus on servicing the larger partners in the local region, while ensuring the media partners transferred to the hub received adequate attention towards revenue optimization. We more than doubled the average RPM from these partners once they move to the hub.

Moving on to the demand of advertiser side, where our focus is on scaling advertisers by continuously improving our AI based return on expense solution and adding workflow automations to drive campaign efficiency. Here are two examples. First, for Conversion Bid Strategy or CBS, we saw continued customer adoption. As a reminder, CBS is the machine learning based conversion optimization engine we first introduced to market a couple of years ago and continues to evolve. It drives higher growth for our advertisers and has made a real difference for them, including brands and e-commerce buyers driving higher performance, more efficient running of campaign, resulting in increased budgets for us.

Second, we launched an AI based product, which allows advertisers to optimize specifically towards the engagement goals. By connecting the first-party data such as Google Analytics to our platforms, this solution allows advertisers to optimize towards goals such as time on side, number of pages, bounce rate, and other leveraging the marketers own first-party data.

We also continue to see success with advertisers to expanding our formats and placement. As an example, video increased to approximately 9% of our revenue in Q3 growing faster than other formats. We expect to continue to invest in our video offering such as our key product and see it as an area of strategic growth.

I want to highlight that in the last 12 months, 53 out of the Top 100 of the Forbes List of the World's Most Valuable Brands spend directly with us on our platform. We believe and also getting feedback from our media owner partner that we provide a higher quality experience on the property, due to the fact that we focus on premium brand and direct relationships with advertisers, especially on the e-commerce side.

In summary, we're excited about the product and technology investments we are making, and the growth opportunities ahead of us. We're encouraged by positive secular market trend. We continue to see a shift of advertising dollars to digital and to the Open Web following consumers increasing queues of digital channel.

We expect this to lead to more advertisers, higher budgets, and also higher pricing. For media owners outside of the walled garden, they continue to focus on being the authentic providers of news and information, and are focusing on leveraging their first-party to offer better targeting for advertisers in an environment that is less impacted by IDFA continues to adjust for cookie less world.

We plan to continue to be focused on our core value proposition and we expect all this trends to continue to provide us with strong tailwind. I'll now hand it over to our CFO, Elise.

Elise Garofalo - Chief Financial Officer, Outbrain Inc.

Thanks, David. We delivered another quarter of strong financial performance, beating both our Ex-TAC gross profit and EBITDA guidance in Q3. In addition to the top line growth, the strength of operating leverage in our model is evident with a very healthy adjusted EBITDA margin at 29% of Ex-TAC gross profit, even as we grow investment in our people and products to drive innovation.

Revenue grew 34% or $64 million to approximately $251 million year-over-year. Continued strengthen in net revenue retention of our existing supply base, which as a reminder is equivalent to a same-store sales metric grew revenues approximately $52 million or 28% as we continue to drive value and expansion for our media partners.

Consistent with prior periods, higher yields on our platform drove this growth. To put our net revenue retention in context, last quarter we touched upon the multiple growth levers of our business and how they interconnect through technologies, supplies, and demands a compound platform growth.

The examples David gave today like smart logic, driving engagement, CBS driving advertiser growth and the growth of video overall are great demonstrations of how we leverage our massive distribution asset to grow revenue and yields for our partner and ourselves.

Now, in addition to retention, we also grew by approximately $12 million or seven points as compared to Q3 2020 from the addition of new supply in the quarter. Approximately half of this was driven by growth of new media environments and S&P.

Across revenue in total, we saw continued strength in mobile, which represented approximately 70% of total revenues in the third quarter, and geographically, we continue to see strength globally. As a reminder, approximately 60% of our revenues are outside the U.S.

On Ex-TAC gross profit, which is the revenue we keep after paying traffic acquisition costs to our media partners, we increased $19 million or 40% year-over-year to $68 million. Ex-TAC gross profit outpaced revenue growth due to favorable revenue mix in the quarter.

Moving to operating expenses, we saw an increase of $28 million to approximately $67 million in the third quarter, approximately $16.5 million or more than half of the $28 million increase is non-recurring and was triggered by our IPOs as it relates to incremental stock based compensation expense for awards with an IPO performance condition.

Excluding this one-time impact, operating expenses increased approximately $12 million, primarily from higher personnel related costs, reflecting continued investment in our global team, adding over 100 people particularly in the R&D and sales organizations, as well as higher incentive comp in the period.

In addition this year, we have higher costs associated with becoming public and are seeing higher marketing T&E and facility expenses as activity gradually comes back to more normal operations versus the post-COVID lows of 2020.

Adjusted EBITDA, our key measure of profitability increased 56% year-over-year to approximately $20 million this quarter, as the yield improvements we've delivered on our platforms benefited the bottom line even with our continued investment in the business. And just a final comment on the P&L, in addition to the IPO triggered stock based comp, we also had one-time charges of $42 million, related to the exchange of our senior notes upon IPO in July.

Moving to liquidity to recap Q3, we had $482 million of cash and cash equivalents on the balance sheet and $236 million of convertible debt at September 30. We raised significant capital in the third quarter, $200 million was raised from the sale of our public convertible notes for the Baupost Group, and our IPO raised $160 million of gross proceeds.

Aside from capital market activity, we generated substantial free cash flow in the period of over $30 million. Free cash flow, which we defined as cash provided from operating activity, less CapEx, and cap software was driven by EBITDA strength and positive working capital.

Also on liquidity, as disclosed in plans we announced our amended revolver. With the pending maturity of our existing facility, we amended and extended to a new upside facility of $75 million with SVB. Nothing is currently drawn on that facility.

Last, turning to our guidance, our new raised full-year 2021 guidance is as follows: Ex-TAC gross profit up $269.9 million to $271.9 million or approximately 39% growth year-over-year at the midpoint and adjusted EBITDA of $87.5 million to $88.5 million or approximately 114% growth year-over-year at the midpoint, more than doubling last year and representing a very healthy 32% to 33% EBITDA to Ex-TAC margins.

For the fourth quarter, we expect Ex-TAC gross profit of $74.5 million to $76.5 million or approximately 15% growth year-over-year at the midpoint, and an adjusted EBITDA of $22.5 million to $23.5 million or approximately 9% growth year-over-year at the midpoint.

That concludes our prepared remarks. I'd like to turn it back to the operator to open the line for Q&A.

Operator

Thank you. At this time, we will be conducting a question-and-answer session. [Operator Instructions] Our first question comes from the line of Shweta Khajuria with Evercore ISI. Please proceed with your question.

Q: Okay. Thank you. Let me try two, please. Yaron, can you please, so you talked about IDFA, you did not see, the company did not see meaningful impact or headwinds from IDFA. Could you please remind us of cookie depreciation that maybe a big topic next year as we approach 2023 and how should we think about potential in that? Have you tried an environment where you don't use cookies and are you seeing any meaningful impact? And then the second question is on verticals, would you please talk about what you saw across advertising verticals for retail, travel, auto any particular areas of strength or weakness? Thank you.

Yaron Galai - Co-Founder, Co-Chief Executive Officer, Outbrain Inc.

Thanks, Shweta. So, Yaron here. I'll take the first question and maybe David will take the second one. In regards to IDFA, you asked if there is any environment where we tried, where we experimented without third-party cookies and there are for couple of years, there have been no third-party cookies allowed on Firefox and on Safari. And the results we're seeing now are after two years of third-party cookies not being available on those places.

IDFA is a very similar mechanism to third-party cookie. So, we think we're in a very good position from two different angles. So, the first one is contextual. Just to remind myself and a team of Outbrainers who have pioneered the space of contextual targeting about 20 years ago, and it's a core of what we've been doing at Outbrain since the first day.

So we're seeing really the strength of contextual capabilities in our results this quarter. And second is the vast amount of first-party data that we have. Again, we power the entirety of feed for the media owners and publishers that we partner with. That gives us a tremendous insight into all the engagement, the user engagements, both on ads, but also on the organic recommendations.

All that drives first-party data for us, which again is immune to some of the changes with the cookies that we're talking about. The last point, I'll just mention, I did mention it in the prepared remarks. We are a major, mostly mobile company. So, about two-thirds of our business is mobile, but where the IDFA and HT changes are most significant and we saw that from other companies reporting is in the native iOS app environments.

And those are about 4% of our business, so it's not really as meaningful as Mobile Web, Android, and other places, but again contextual and first-party data are key strengths for us. David?

David Kostman - Co-Chief Executive Officer, Outbrain Inc.

Hey, Shweta. Thanks, Yaron. I'll address the show of the vertical. So, of course, I would say that the overall demand continues to be very strong. I mean, the shift to digital and to measurable outcomes, we continue to see that in the strong tailwind.

We particularly, we have a wide variety of advertiser types. We work with enterprise brands, agencies and developers direct-to-consumer brands publishers. So, we are following the global supply chain issues. And as an example, we've seen some automotive budgets temporarily tightening in Q3 and Q4.

But due to our diversity, it has not has any material impact on our financial and we see continued strength in verticals like health, entertainment, finance, and others.

Q: Okay. Thanks, Yaron. Thanks, David.

Operator

Thank you. Our next question comes from the line of Ross Sandler with Barclays. Please proceed with your question.

Q: Hey, guys, morning. Yaron, the comment about brands spending more budget with you guys, if you improve the quality score algorithm was pretty interesting, can you just elaborate on how that might work and what you're doing before versus what you're going to do in the future? And could that be a big revenue driver next year? Is that more just a long-term thing? And then, David, the video 9% of revenue in the third quarter under indexes to some of your peers who have much higher valuations than you guys, is there a way to get more video placements from your publishers or is there something about news publishers that just maybe have less video inventory than the overall industry, any way to get more into that swim lane? Thanks a lot.

Yaron Galai - Co-Founder, Co-Chief Executive Officer, Outbrain Inc.

Thanks, Ross. Yaron, here. So, there are two main reasons where we're focusing the investments on the QualityRating algorithms, both again I think are interesting yield and growth opportunities for us down the road. So, the first one is, being able to address more of that time and majority of users and all the algorithmic efforts in recent years for us have been really focused on most engaged users and on the highest engagement signals.

So, we take those signals like clicks and engagements with videos and build the algorithms around those. Those are kind of very high fidelity signals from users. What QualityRating has focused on is, on those 95% or so of users that are not engaging with our brand recommendations and we think there's a tremendous opportunity to increase the reach and the percent of audience that actually engages with our recommendations and generates yield for us.

The second is, I think and these are big industry trends, hope the bigger brands. Our focus more on brand safe environment and the high quality premium environments and talking to many of them, including the one we work with they're saying, if we can make more of those placements be more appealing for them on quality and the premium they'll be looking to spend more. And so, QualityRating is really -- we think a big opportunity for us for growth on both those areas brands and increasing the reach of our engagement with more users.

David Kostman - Co-Chief Executive Officer, Outbrain Inc.

Hi, Ross, it's David, and so thanks for your questions, great question. So, we are very excited about video generally. Today, it's about 9% to 10% of our revenues it's been growing very fast for us, faster than our core, but we think there is much more opportunity out there. So, we're continuing to invest in it.

So, in the dimension of the current publishers, we believe that sort of the in-article placements and above the full placements are a better suited for that. So, I mentioned I think in the prepared remarks that many publishers that we're working on whether it's programmatic or to exclusive deals on getting those placements that are more targeted brand awareness and we're also looking quite aggressively into expanding into potentially other platforms. So, video is a big area of focus for, and I think we'll see continued growth in video for us both with publishers and looking into other platforms.

Operator

Thank you. Our next question comes from the line of Andrew Boone with JMP Securities. Please proceed with your question.

Q: Hi, guys. Good morning and thanks for taking the questions. I've got two just on, kind of the competitive nature. One on the advertiser side. So as pricing has been reportedly up across social networks, can you talk about what sort of spillover you're seeing in terms of new advertisers coming into the platform? And then it's great to see revenue from existing publishers up 28%. I have to think that makes you more competitive within the new publisher addition side of the business. And so, as you know guys reported, I think 100 ads this quarter, 100 ads last quarter. Do you think momentum is increasing there, can we see that start to accelerate even further as your product initiatives are driving yield for publishers? Thank you so much.

David Kostman - Co-Chief Executive Officer, Outbrain Inc.

Andrew, it's David, and thanks for the question. So, I'll start with the second part. On the publishers side, we are seeing very strong momentum both on the new wins and current discussions we're having with the publishers and in terms of increasing the yields for our current partners. We've seen the numbers. I mean, this is a very strong continued net retention rate of 128% is a great number, and it is coming from continuous improvement in technology improving the yield growing within those publishers, real estate to more placement. And so, I think yes, and we are enjoying a good momentum and again we're going to obviously be announcing some good partnerships during the quarter, those that are relevant.

On the advertisers' side, I mean pricing is on pressure. I mean, we've also experienced higher prices in our network. So, that's also part of the increasing yield that you see, but I think we do provide a very strong alternative and we see more advertisers that are being -- won't take priced out, but I think have more available budgets to spend on our platform rather than on some of the world gardens, but also now our platform I think the increased demand is driving higher prices.

Q: Thank you.

Operator

Our next question comes from the line of Laura Martin with Needham. Please proceed with your question.

Q: Hi, guys. Good morning. So, I'm interested in your 2022 outlook sort of on a macro level. In terms of autos and supply chain, do you think that by second half, we're going to get a step-up in overall advertising in the macro environment interested in your macro outlook? And then secondly, one of the things that - was talking about on his call, the trader call was that. He things that CTV specifically tilts the balance of power away from walled gardens into sort of open internet AdTech and I'm sort of interested in that thematic, I know you guys don't do CTV, but thematically do you also agree with that, but do you think there are things going on in the ecosystem that will benefit, sort of open internet competitors like yourself, compared to walled gardens, which has taken the lion's share of digital ad growth for the last decade?

Elise Garofalo - Chief Financial Officer, Outbrain Inc.

Okay. Hi, Laura. Good morning and thanks for joining. I'll take maybe the twenty two context and then hand it back over to partners here for CTV. And as it relates to ‘22, and you're right, we haven't put anything out in the public domain, but I think broadly speaking, we do believe that the secular shifts we are seeing are here to stay, advertising recovery remains very strong, and we do believe that our daily -- as our daily routines become more increasingly normal, there's still more demand strength on the comps.

As David referred to earlier, we see a little bit of what we see a temporary softening in some of those verticals, but we think that's really minor relative to the increasing budgets both within those softer verticals, but also travel and entertainment and others that we think there's much more on the comp for us.

In terms of timing, I think second half next year probably makes more sense than early this year as you continue to see deferrals and delays and what our new norm becomes, but broadly we see a very strong advertising market and we think again, there's more on to come next year. Yaron, I think you're muted.

Yaron Galai - Co-Founder, Co-Chief Executive Officer, Outbrain Inc.

Yes. That is a good point. Thanks. Hi, Laura. Yaron here. So, I think the broader theme and your second question is around the walled gardens versus the non-walled gardens, whether it's the open web or CTV environment? And I think the big shift that we're seeing at this point is say, after coming after about a decade of the walled gardens basically owning the best datasets and being able to use that dataset across different apps, different browsers, different devices with almost no limitations.

I think what we're seeing now is the battle of the walled gardens are the platforms like Apple and Google saying that's coming to an end and we're now going to start capping that ability to take PII and use it across the apps and different devices. And obviously, advertisers historically, if we look historically, they've never taken barriers like that and okay, now we'll advertise less.

Historically, as we've seen in the past two decades, more and more budgets move to digital and it's just a growing piece of advertising. And so, we do think that with those limitations coming on the ability to use PII and move it between devices and apps, and we're seeing the biggest pain probably in the Facebook and Snap areas. We do think that the OpenWeb is going to benefit significantly from this.

And the OpenWeb historically has a tremendous amount of context. And first-party data, first-party of data did not have big advantages in the past because third-party data was so easy to use, but now that value is coming back to the publishers that own a tremendous amount of first-party data and to their biggest partners that are deeply embedded with those publishers. So, we think those trends in the industry are very positive for the OpenWeb in general and for in particular.

Q: Very helpful. Thank you very much.

Operator

Our next question comes from the line of Brent Thill with Jefferies. Please proceed with your question.

Q: Good morning. 60% of the revenue I believe is international, it'd be great kind of hear how that's trending versus the U.S. And also, I think you don't break out their customer count, but I think last quarter you mentioned 20,000 plus, I was curious if that number was growing, any change in terms of the total absolute customer ads this quarter?

Elise Garofalo - Chief Financial Officer, Outbrain Inc.

Good morning, Brent. Just looking at our international profile that try to reiterate around 60% outside of the U.S., and it continues to outpace the U.S. growth as it has all year. We see that outside the U.S. there was more pressure last year, so some of that higher outpacing that we saw in half one is to a lesser degree and half two, but we continue to see international outpacing the U.S.

On the advertiser front, I mean, we typically will disclose that on an annual basis, mainly because quarter-to-quarter it can vary, but absolutely fair to say consistent with what you're seeing in the overall strength of the results that year-over-year our advertiser count has increased.

What we are seeing I think as a product of our tools and David mentioned CBS and many of the things we talked about over the many months is on top of growing the account, we're also deepening the spend or the share of wallet with our partners. So, we see growth on both dimensions.

Q: Thank you.

Operator

Our final question comes from the line of Nick Jones with Citi. Please proceed with your question.

Q: Great, Thanks for taking the questions. I guess two -- you mentioned some softening and some verticals, is this kind of tied to supply chain constraints and certain kind of e-com verticals or broadly? Is that the right way to think about how kind of the softness's in verticals may improve into next year? Then I have a follow-up.

David Kostman - Co-Chief Executive Officer, Outbrain Inc.

Nick, maybe I'll take it. It's David. So, we have not experienced in our business the softness we've seen some budget for example in automotive, being temporarily shifting, but when you look at the overall diversity of our advertiser base and the -- not just the verticals, but also the type of advertisers it has impacted us. We continue to see strength in other verticals like health, entertainment, travel, financing. So, we've seen no impact on it. I mean, we've seen numbers shifting, but no impact on the business at all. But generally, the trends of the shift to digital and to measurable outcomes and the variety that we have really I think we don't see that as impacting that.

Q: Great. And then maybe on click-through rate, I know that's kind of a focus is to improve click-through rates, you're talking about what kind of investments you might be making, kind of do the rest of year into next year to continue to drive that higher, is there still quite a bit of runway to improve that? Thanks.

Elise Garofalo - Chief Financial Officer, Outbrain Inc.

Yaron, I think you're having… Yes. No. You are unmuted, but it sound [Multiple Speakers].

Yaron Galai - Co-Founder, Co-Chief Executive Officer, Outbrain Inc.

Sorry. Okay. Nick. I need to improve my unmuting skills, but thanks Nick for the question. Yaron here. So, click-through rate is definitely a big area of investment for us since we started the company. It's basically a user engagement business and being able to drive that over the years is very important for us.

We think there is still tremendous opportunities again about as we said a few times about 95% of the audiences that we already reached they are the Outbrain recommendations are not currently engaging or clicking on the recommendation. So we think there's tremendous opportunity to grow and engage a broader audience that's a big reason we're investing in the QualityRating algorithm. Again, that algorithm is -- we think it's going to benefit all users, but most specifically taking those implicit quality signals from users from both engagers and non-engagers and making the recommendations more relevant and interesting for those. We think that's a great opportunity.

One way to think about the opportunities we have on click-through rate is, when we look at the organic recommendations, about half of the links that we served are organic recommendations to a publishers own content, and the click-through rates we've been seeing on organic recommendations are generally about double the ones we're seeing on the paid recommendations.

So, no big heroic deeds, we know, we can -- the doubling the click-through rate is something that's already happening within our recommendations. Obviously, organic and ads are slightly different, but it's, we think those are realms of possibilities and we're definitely investing more technology in algorithms for that.

Q: Great. Thank you.

Operator

Ladies and gentlemen, we have reached the end of the question-and-answer session. I will now turn the call over to Yaron Galai for closing remarks.

Yaron Galai - Co-Founder, Co-Chief Executive Officer, Outbrain Inc.

Thank you. We're very excited with the growth that we've had over the past quarter, as you can see in our results, and this is a result of focusing on execution and on excellence in our core business, which is very exciting for us. We'll keep updating obviously on the things in our dynamic industry and on changes where we see great opportunities and we hope to see you all in the next quarter. Thanks.

Operator

This concludes today's conference, and you may disconnect your lines at this time. Thank you for your participation and have a wonderful day.

Forward-Looking Statements

This transcript contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. You can generally identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “guidance,” “outlook,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions that concern our expectations, strategy, plans or intentions. We have based these forward-looking statements largely on our current expectations and projections regarding future events and trends that we believe may affect our business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including but not limited to: overall advertising demand and traffic generated by our media partners; factors that affect advertising spending, such as economic downturns and unexpected events; any failure of our recommendation engine to accurately predict user engagement, any deterioration in the quality of our recommendations or failure to present interesting content to users or other factors which may cause us to experience a decline in user engagement or loss of media partners; limits on our ability to collect, use and disclose data to deliver advertisements; the effects of the ongoing and evolving COVID-19 pandemic, including the resulting global economic uncertainty, and measures taken in response to the pandemic; our ability to continue to innovate, and adoption by our advertisers and media partners of our expanding solutions; our ability to meet demands on our infrastructure and resources due to future growth or otherwise; our ability to extend our reach into evolving digital media platforms; our ability to maintain and scale our technology platform; our ability to grow our business and manage growth effectively; the success of our sales and marketing investments, which may require significant investments and may involve long sales cycles; the risk that our research and development efforts may not meet the demands of a rapidly evolving technology market; the loss of one or more of our large media partners, and our ability to expand our advertiser and media partner relationships; our ability to compete effectively against current and future competitors; failures or loss of the hardware, software and infrastructure on which we rely, or security breaches; our ability to maintain our profitability despite quarterly fluctuations in our results, whether due to seasonality, large cyclical events, or other causes; political and regulatory risks in the various markets in which we operate; the challenges of compliance with differing and changing regulatory requirements; and the risks described in the section entitled “Risk Factors” and elsewhere in the Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2021 and in subsequent reports filed with the SEC. Accordingly, you should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those projected in the forward-looking statements. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.